EXHIBIT 12.1
 STATEMENT SETTING FORTH COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED
                                    CHARGES



                                Wisconsin Central Transportation Corporation
                                              ($ in 000's)


                                  For the Nine Months
                                  Ended September 30,                     For the Year Ended December 31,
                                  ---------------------     ------------------------------------------------------------
                                    1997         1996         1996         1995         1994         1993         1992
------------------------------    --------     --------     --------     --------     --------     --------     --------
Earnings:
  Income before income
    taxes, equity in net
    income of affiliates,
    extraordinary items and
    cumulative effect of
    accounting changes             $49,880      $16,909      $28,735      $56,147      $47,772      $29,290      $17,836
  Interest expense                  10,687        9,446       11,808        9,811        9,901        7,798        9,886
  Amortization of financing
    costs                               79           55           73           61          749          715          732
  Interest portion of fixed
    rent expense                    10,124       10,273       13,697       13,333        9,761        8,313        5,729
  Distributed income of less
    than 50% owned persons           3,374           --           --           --           --           --           --
                                  --------     --------     --------     --------     --------     --------     --------
Total earnings                     $74,144      $36,683      $54,313      $79,352      $68,183      $46,116      $34,183
                                  ========     ========     ========     ========     ========     ========     ========


Fixed Charges:
  Interest expense                 $10,687       $9,446      $11,808       $9,811       $9,901       $7,798       $9,886
  Capitalized interest
    expense                            663          560          763          870          684          516          446
  Amortization of financing
    costs                               79           55           73           61          749          715          732
  Interest portion of fixed
    rent expense                    10,124       10,273       13,697       13,333        9,761        8,313        5,729
                                  --------     --------     --------     --------     --------     --------     --------
Total fixed charges                $21,553      $20,334      $26,341      $24,075      $21,095      $17,342      $16,793
                                  ========     ========     ========     ========     ========     ========     ========

Ratio of earnings to
  fixed charges                        3.4          1.8          2.1          3.3          3.2          2.7          2.0
                                  ========     ========     ========     ========     ========     ========     ========





                                  Ex. 12.1 - 1